SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    -------------------------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                (Amendment No. 1)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) and (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                            Nutramax Products, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                 67061A300
             -----------------------------------------------------
                                 (CUSIP Number)


-----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 Pages

CUSIP No.67061A300                        13G
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (Entities only)

     Peritus Asset Management, Inc.-94-3174137

-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                (a)  [  ]                     (b)  [  ]

-------------------------------------------------------------------------------
   3.  SEC USE ONLY




-------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     State of California
-------------------------------------------------------------------------------
    NUMBER OF        5.   SOLE VOTING POWER
     SHARES                          -798,740-
  BENEFICIALLY    -------------------------------------------------------
     OWNED BY        6.   SHARED VOTING POWER
      EACH                              -0-
   REPORTING         -------------------------------------------------------
     PERSON          7.   SOLE DISPOSITIVE POWER
      WITH                          -798,740-
                    -------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                                        -0-
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    798,740
-------------------------------------------------------------------------------

  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

                                        Not Applicable
-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                      11.23%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

     IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 6 Pages

CUSIP No. 67061A300                       13G

Item 1.     (a)   Name of Issuer:

                  Nutramax Products, Inc.
                  --------------------------------------------------------------
                (b)   Address of Issuer's Principal Executive Offices:

                  9 Blackburn Drive, Gloucester, MA  01930
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  Peritus Asset Management, Inc.
                  --------------------------------------------------------------
                (b)   Address of Principal Business Office, or if None,
                      Residence:

                  315 E. Canon Perdido, Santa Barbara, CA  93101
                  --------------------------------------------------------------
                (c)   Citizenship:

                  a California corporation
                  --------------------------------------------------------------
                (d)   Title of Class of Securities:

                  Common Stock
                  --------------------------------------------------------------
                (e)   CUSIP Number:

                  67061A300
                  --------------------------------------------------------------

Item 3.   Type of Reporting Person:

                  An investment advisor in accordance with Section 240.13d-
(1)(b)(1)(ii)(E).

                               Page 3 of 6 Pages
CUSIP No. 67061A300                       13G

Item 4.     Ownership.

            (a) Amount beneficially owned:
                    Shares of Common Stock: 798,740

            (b) Percent of class:       11.23%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 798,740

                  (ii) Shared power to vote or to direct the vote:    -0-

                  (iii) Sole power to dispose or to direct the disposition
                        of:    798,740

                  (iv) Shared power to dispose or to direct the disposition
                       of:   -0-

Item 5.     Ownership of Five Percent or Less of a Class.

                 Not Applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                 Shares owned by the Reporting Person include shares owned by Peritus Capital Partners, LLC, which represent more than 5% of the class, as reported on the latter's Schedule 13G filing filed April 30,1999.

Item 7.     Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable

Item 8.     Identification and Classification of Members of the Group.

                 Not Applicable

Item 9.     Notice of Dissolution of Group.

                 Not Applicable

                             Page 4 of 6 Pages

CUSIP No. 67061A300                       13G

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
-----------------------

                             Page 5 of 6 Pages

CUSIP No. 67061A300                       13G

               Signature.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:

/s/  Timothy J. Gramatovich
-----------------------------------------------
                       (Signature)*
Timothy J. Gramatovich, President/Chief Investment Officer
-----------------------------------------------
                       (Name/Title)

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


                               Page 6 of 6 Pages